EXHIBIT 23

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Annual Report (From 10K) and the following Registration Statements of Cornerstone Realty Income Trust, Inc. and in the related Prospectuses of our report dated January 27, 2000, except for Note 10 , as to which the date is February 21, 2000, included in the 1999 Annual Report to Shareholders of Cornerstone Realty Income Trust, Inc.:

Registration Statement Number                 Description
333-24871                          Form S-8,  pertaining  to the  Company's  1992  Non-Employee
                                   Directors Stock Option Plan, Special Non-Employee  Directors
                                   Stock Option Plan and Non-Employee Directors Fees Plan

333-24875                          Form S-8, pertaining to the Company's 1992 Incentive Plan

333-34441                          Form S-3, Shelf  Registration  Statement,  pertaining to the registration  of $200  million of Common  Shares,  Preferred
                                   Shares and Debt Securities

333-19187                          Form S-3, pertaining to the Company's Dividend  Reinvestment and Share Purchase Plan

333-94895                          Form S-3,  pertaining to the resale of up to 185,887  Common
                                   Shares of the Company

Our audits also included the financial statement schedule of Cornerstone Realty Income Trust, Inc. listed in Item 14(a). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

                                                     /s/ Ernst & Young LLP

Richmond, Virginia
March 27, 2000